Exhibit 99.1

Paramount Group, Inc. Announces Appointment of

Michael Walsh as Chief Financial Officer

NEW YORK – March 26, 2015 – Paramount Group, Inc. (NYSE: PGRE) (the “Company”) a fully-integrated real estate investment trust focused on owning, operating and managing high-quality, Class A office properties in select central business district submarkets of New York City, Washington, D.C. and San Francisco, today announced the appointment of Michael Walsh as Executive Vice President, Chief Financial Officer and Treasurer, effective March 26, 2015. Mr. Walsh succeeds David Spence. After having made significant contributions to the Company and its predecessor since 2007, Mr. Spence will be attending to various family matters before exploring other opportunities.

“I thank David for his years of service with the Company and his many contributions. We wish him all the best,” said Albert Behler, Chairman, Chief Executive Officer and President of the Company.

Before joining the Company, Mr. Walsh, 48, a veteran in the industry, was the Senior Vice President, Finance and Capital Markets, at Boston Properties, Inc. where he served in various functions since 1986. While at Boston Properties, Inc. he was responsible for Boston Properties, Inc.’s financial reporting, financial analysis and tax functions and participated extensively in investor relations matters. Mr. Walsh received a Bachelor of Science degree, Magna Cum Laude, from Eastern Nazarene College.

“We are excited about Mike joining us. He is an experienced professional who is well known in the investment, analyst and banking communities. He is also a proven leader who has strong technical, accounting, tax, finance and capital markets experience,” said Mr. Behler.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates and manages high-quality, Class A office properties in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Investor Relations:

(212) 492-2298

IR@paramount-group.com

OR

Media:

(212) 492-2285

PR@paramount-group.com